                                   EXHIBIT 5.1

                             DUNN SWAN & CUNNINGHAM
                           A PROFESSIONAL CORPORATION

                        ATTORNEYS AND COUNSELLORS AT LAW
                               2800 OKLAHOMA TOWER                  405.235.8318
                                 210 PARK AVENUE           TELECOPY 405.235.9605
                       OKLAHOMA CITY, OKLAHOMA 73102-5604




                                February 11, 2000

Board of Directors
 of Advantage Marketing Systems, Inc.
2601 Northwest Expressway, Suite 1210W
Oklahoma City, Oklahoma 73112

Gentlemen:

         We have acted as counsel to Advantage Marketing Systems, Inc., an Oklahoma corporation (the "Company"), in conjunction with the offering of an aggregate of 952,625 shares of common stock, $.0001 par value per share (the "Common Stock") to be issued pursuant to exercise of stock options granted by the Company pursuant to various stock option agreements.

         The offering of the Common Stock is more fully described in that certain Registration Statement on Form S-8, filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act").

         For purposes of this opinion, we have made such investigations as we deem necessary or appropriate and have reviewed, considered and received such certificates, documents and materials as we deemed appropriate. In conducting our examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified copies.

         The law bearing upon the matters addressed in this opinion letter is limited to the law of the United States and the law of Oklahoma.

         Based upon our examination and consideration of such documents, certificates, records, matters and things as we have deemed necessary for the purposes hereof, we are of the opinion as of the date hereof that:

         1. The Company will be duly organized and existing under the laws of the State of Oklahoma;

         2. All of the issued and outstanding shares of the Common Stock of the Company will have been legally issued, will be fully paid and will not be liable to further call or assessment;

         3. The 952,625 shares of Common Stock to be sold by the Company pursuant to exercise of stock options, will be legally issued, fully paid and will not be liable for further call or assessment; and

         4. The Board of Directors of the Company has dulyapproved the terms of the stock option agreements evidencing the stock options, and has authorized the execution and delivery of the stock option agreements evidencing the stock option. The Company has full power, authority and legal right to enter into the stock purchase agreements evidencing the stock options and to perform, deliver and consummate the transactions contemplated thereunder.

         In arriving at the foregoing opinion, we have relied, among other things, upon the examination of the corporate records of the Company and certificates of officers and directors of the Company and of public officials.

                                                    Very truly yours,

                                                    /s/ DUNN SWAN & CUNNINGHAM


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